Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
of Mutual of America Investment Corporation:

We consent to the incorporation by reference, in this Registration Statement on Form N-14, of our report dated February 28, 2006, on the statements of assets and liabilities, including the summary of portfolios of investments in securities, of the Aggressive Equity Fund, Small Cap Growth Fund and Small Cap Value Fund (“the Funds”) of Mutual of America Investment Corporation as of December 31, 2005, and the related statement of operations for the year then ended for the Aggressive Equity Fund and the period from July 1, 2005 (commencement of operations) to December 31, 2005 for Small Cap Growth Fund and Small Cap Value Fund, the statements of changes in net assets for each of the years in the two-year period then ended for the Aggressive Equity Fund and the period from July 1, 2005 to December 31, 2005 for Small Cap Growth Fund and Small Cap Value Fund, and the financial highlights for each of the years in the four-year period then ended for the Aggressive Equity Fund and the period from July 1, 2005 to December 31, 2005 for Small Cap Growth Fund and Small Cap Value Fund. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “New Fund Financial Highlights”, “Additional Information about the Funds”, “Representations and Warranties” and “Financial Statements” included in this Registration Statement on Form N-14.

KPMG LLP

New York, New York
June 2, 2006